SUPPORTING NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 5, 2006, pursuant to the provisions of Rule 12d2-2(b). The common stock of Bedford Property Investors, Inc. was delisted on June 5, 2006 due to the company's merger with two affiliates of LBA Realty LLC on May 5, 2006, pursuant to which each holder of the common stock of the company received $27.00 in cash consideration for each share then owned by such holder. In light of the fact that the company's common stock was no longer listed, the Exchange announced on May 5, 2006 its intention to suspend the company's Preferred B ('BED Pr B') at the opening of business on May 8, 2006 and commence delisting procedures. The Exchange notes that Section 802.01 of its Listed Company Manual provides that if, at any time, the Exchange deems it necessary or appropriate in the public interest of for the protection of investors, trading in any security can be suspended immediately, and delisting procedures commenced.